                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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


                                                Three months ended              Six months ended
                                                   November 30,                   November 30,
--------------------------------------------------------------------------------------------------
      In thousands except per share              1996            1995           1996        1995
--------------------------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                       11,087        11,047         11,108     11,035
  Stock options and other equivalents -
   treasury stock method using
   average market prices                              309           311            332        277
                                                  -------       -------        -------    -------
                                    TOTAL         11,396        11,358         11,440     11,312
                                                  =======       =======        =======    =======

 Fully diluted
  Average common shares outstanding                11,087        11,047         11,108     11,035
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                           309           319            332        318
                                                  -------       -------        -------    -------
                                    TOTAL         11,396        11,366         11,440     11,353
                                                  =======       =======        =======    =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                                      $17,903       $21,452        $37,787    $38,583
  Adjustments
    Dividend on preferred stock                        --            (7)            --        (15)
    Contingent price amortization                      58            58            116        116
                                                  -------       -------        -------    -------
                                    TOTAL         $17,961       $21,503        $37,903    $38,684
                                                  =======       =======        =======    =======

 Fully diluted
  Net income                                      $17,903       $21,452        $37,787    $38,583
  Adjustments
    Dividend on preferred stock                        --            (7)            --        (15)
    Contingent price amortization                      58            58            116        116
                                                  -------       -------        -------    -------
                                    TOTAL         $17,961       $21,503        $37,903    $38,684
                                                  =======       =======        =======    =======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share                   $  1.57       $  1.89        $  3.31    $  3.42
                                                  =======       =======        =======    =======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share              $  1.57       $  1.89        $  3.31    $  3.41
                                                  =======       =======        =======    =======

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